CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 1, 2014, relating to the financial statements and financial highlights of Tactical Core US II Fund (the “Fund”), a series of Northern Lights Fund Trust III, for the period ended September 30, 2014, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus and in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

February 1, 2015